Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Michael A. Sicuro
702.263.2505

MIKOHN REPORTS SECOND QUARTER 2004 OPERATING RESULTS

FORECASTS AT LEAST BREAK EVEN IN THIRD QUARTER 2004

CASH POSITION AT $7.9 MILLION AFTER DEBT SERVICE

LAS VEGAS – August 2, 2004 - Mikohn Gaming Corporation (NASDAQ: MIKN) (“the Company”), a leading provider of diversified products and services used in the gaming industry worldwide, announced today that it reported a net loss of $.9 million, or $.04 per share, for the three months ended June 30, 2004, as compared to a net loss of $2.4 million, or $.18 per share, in the same period a year ago. The analysts’ consensus was a net loss of $.06 as reported by First Call. This marks the best quarterly performance by the Company in 18 months and exceeded analysts’ consensus for the second consecutive quarter.

Revenues for the second quarter of 2004 declined to $23.3 million from $25.2 million in the same period a year ago primarily due to lower license fees from slot and table games, partially offset by higher systems and product sales. Slot and table game revenues declined during the three months ended June 30, 2004 as compared to the same period in 2003 primarily due to a decrease in the installed base of slot contracts under daily license fee arrangements. There was a modest decrease in the fee per day for slot contracts under daily license fee arrangements in the second quarter of 2004 as compared to the same period in 2003. In addition, there was no material shift in the installed base or fee per day of outstanding table game contracts in the second quarter of 2004 as compared to the same period in 2003.

The Company’s gross margin increased approximately 70 basis points in the second quarter of 2004 as compared to the same period in 2003, despite the decrease in revenues, primarily due to a lower overall cost structure and an increase in revenues from systems sales as a percentage of the total revenue mix.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $4.1 million for the second quarter of fiscal 2004 as compared to $4.7 million for the same period in 2003.

For the first six months of fiscal 2004, the Company’s net loss was reduced by over 50 percent as compared to the same period in 2003, ($3.3 million vs. $7.4 million) on lower revenues of $44.4 million in 2004 as compared to $49.7 million in 2003. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $6.8 million for the first six months of fiscal 2004 as compared to $6.9 million for the same period a year ago.

President and Chief Executive Officer Russel McMeekin stated: “We made great progress this quarter towards achieving bottom line profitability. This was our second consecutive quarter of sequential revenue growth with an increase of over 10 percent as compared to the first quarter of the current fiscal year. Our top line was driven by strength in our systems business, coupled with solid product sales. The decline in slot contracts under daily license fee arrangements began to slow significantly during the early part of the second quarter after we announced the approval of the final version of Ticket In Ticket Out (TITO) and our Garfield TM slot game. During the first 45 days of the current quarter ending September 30, 2004, the downward trend should reverse whereby this segment of our installed base will begin to increase. Our average fee per day should also increase modestly as our installations of the Garfield TM slot game accelerate with a higher daily fee. We now have over 100 Garfield TM slot games currently installed and increasing every week. The feedback from our customers on the Garfield TM slot game has been very positive and is exceeding early performance estimates. And finally, we used very little cash this quarter, even after our semi-annual debt service payment of $3.8 million.”

Financial Outlook

Chief Financial Officer Michael A. Sicuro stated: “This quarter we moved another step closer to bottom line profitability. We believe the sequential revenue growth achieved in the second quarter of 2004 will continue into the third quarter and beyond. As a result, we estimate revenues to range from $24.0 - $25.0 million and EBITDA to be from $5.0 - $5.8 million for the third quarter of fiscal 2004. We expect to generate free cash flow in the third quarter of 2004 of $2.0 – $3.0 million. We estimate our net GAAP reported earnings for the third quarter of 2004 to range from break even to possibly a profit of $.5 million if we meet or exceed the top end of our revenue estimates (earnings per share of $0.0 to $.02, excluding the effect of the exercise of any outstanding warrants).”

Sicuro continued: “As a result of our performance in the first half of the current fiscal year and achieving approvals for TITO and Garfield in the second quarter as expected, we are raising the lower end of the range of our financial estimates for 2004. We now expect revenues to range from $93 - $100 million, EBITDA of $17 - $20 million and GAAP reported net earnings to range from a loss of $3.0 million to positive net earnings of $1.0 million in fiscal 2004. Our estimates for free cash flow of $2.0 - $4.0 million for 2004 are unchanged. We believe the installed base of slot contracts under daily license fee arrangements reached a low point as of June 30, 2004. We expect this segment of our installed base will begin to increase in the first 45 days of the third fiscal quarter of 2004. The upward trend should continue throughout the rest of 2004 and into 2005.”

Free cash flow is defined as the net change in cash and cash equivalents at the beginning of a reporting period as compared to the cash and cash equivalents at the end of that same reporting period. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. GAAP is defined as generally accepted accounting principles as applied in the United States.

A conference call to discuss Mikohn’s operating results for the three months ended June 30, 2004 will be hosted by management on August 3, 2004 at 8:00 AM PDT. Interested parties may participate via teleconference by dialing 800.435.1398, passcode 26047932. International parties may participate by dialing 617.614.4078, passcode 26047932. The teleconference will be webcast on the Company’s website at www.mikohn.com. A replay of the teleconference can be accessed for 30 days by dialing 888.286.8010, passcode 40415550, and international parties by dialing 617.801.6888, passcode 40415550, or on the Company’s website at www.mikohn.com. The Company’s website will also include any additional material historical financial or statistical information discussed in the conference call and not included in this release (as well as any non GAAP financial measures as defined by the SEC), if applicable, and a copy of the Company’s investor presentation.

About Mikohn: Mikohn is a leading supplier of innovative and diversified products and services used in the gaming industry worldwide. The Company develops, manufactures and distributes an expanding array of slot games, table games and advanced player tracking and accounting systems for slot machines and table games. The Company is also a market leader in exciting visual displays and progressive jackpot technology for casinos worldwide. There is a Mikohn product in virtually every casino in the world. For further information, visit the Company’s website at www.mikohn.com.

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Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding expectations for increases in slot contracts under daily license fee arrangements and increases in average fee per day, continued sequential revenue growth, third quarter 2004 expectations with respect to revenue, EBITDA, free cash flow and GAAP earnings, expected revenue trends and expected revenue, EBITDA, free cash flow and net earnings for 2004. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to delay in the introduction of new products, rights licensed from content providers, the Company’s ability to enforce its intellectual property rights, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the

Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

MIKOHN GAMING CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$7,856	$8,683
Accounts receivable, net	12,144	11,497
Installment sales receivable, net	405	501
Inventories, net	8,006	6,258
Prepaid expenses	2,789	2,498
Deferred tax asset	3,313	3,313

Total current assets	34,513	32,750

Installment sales and notes receivable, net	49	97
Property and equipment, net	9,599	11,869
Intangible assets, net	54,699	55,506
Goodwill	2,860	2,860
Other assets	5,130	6,090

Total assets	$106,850	$109,172

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$6,758	$6,176
Customer deposits	3,235	2,981
Current portion of long-term debt and notes payable	418	727
Accrued liabilities	8,687	8,696
Deferred revenues and license fees	1,046	1,027

Total current liabilities	20,144	19,607

Long-term debt and notes payable, net of unamortized discount of 2,154 and 2,412	63,187	62,989
Other long-term liabilities	3,047	3,073
Deferred tax liability	16,114	16,114

Total liabilities	102,492	101,783

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.10 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.10 par value, 100,000,000 shares authorized, 22,003,503 and 21,910,611 issued and outstanding	2,200	2,191
Additional paid-in capital	114,721	114,325
Foreign currency translation	(388)	(253)
Accumulated deficit	(111,463)	(108,162)

Subtotal	5,070	8,101
Less treasury stock, 194,913 shares, at cost	(712)	(712)

Total stockholders’ equity	4,358	7,389

Total liabilities and stockholders’ equity	$106,850	$109,172

MIKOHN GAMING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Slot and table games	$7,645	$11,485	$17,170	$22,749
Product sales	11,187	10,487	20,276	21,187
Systems	4,456	3,185	6,971	5,733

Total revenues	23,288	25,157	44,417	49,669

Cost of revenues:
Slot and table games	2,275	3,962	5,211	8,037
Product sales	6,813	6,642	12,138	13,322
Systems	1,992	1,538	3,473	2,967

Total cost of revenues	11,080	12,142	20,822	24,326

Gross profit	12,208	13,015	23,595	25,343

S G & A expenses	6,345	5,521	12,169	11,697
Slot rent expense	233	1,383	1,055	2,773
Research and development	1,499	1,242	3,029	2,429
Depreciation & amortization	2,630	3,431	5,175	6,732
Non-recurring charges/ asset write downs	—	170	564	1,517

	10,707	11,747	21,992	25,148

Operating income	1,501	1,268	1,603	195

Interest expense	(2,443)	(3,860)	(4,923)	(7,738)
Other income	3	207	28	115

Loss before income tax provision	(939)	(2,385)	(3,292)	(7,428)

Income tax provision	(9)	(3)	(9)	(6)

Net loss	$(948)	$(2,388)	$(3,301)	$(7,434)

Weighted average common shares:
Basic	21,768	12,910	21,750	12,893

Diluted	21,768	12,910	21,750	12,893

Basic and diluted loss per share:	$(0.04)	$(0.18)	$(0.15)	$(0.58)

Mikohn

Installed Base Summary - Slot and Table Games

	As of June 30, 2004
	Slots	Tables	Total
Hardware Owned by Mikohn - Daily Fees	1,259	957	2,216
Hardware Owned by Operator - Daily Fees	330	—	330
Periodic Fees (Annual, Quarterly, One Time)	1,045	—	1,045

Total In-Service Installed Base	2,634	957	3,591

Installations in Process	720	18	738

Out-of-Service	1,476	—	1,476